EXHIBIT NO. 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to use in this annual report on Form 10-K of First Trinity Financial Corporation for the year ended December 31, 2008 of our report dated March 24, 2009, with respect to the financial statements of First Life America Corporation as of December 31, 2007 and 2006, and for the years then ended.

/s/ Summers, Spencer & Callison, CPAs, Chartered
Topeka, Kansas
March 31, 2009